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Exhibit 23.5

CONSENT OF GLOBAL COLD CHAIN ALLIANCE

To Americold Realty Trust:

          We hereby consent to the use of our information and to all references to our firm, including, without limitation, references to our firm under the caption "Experts", and such information included in or made part of (i) the summary of "The Overview of the Global Temperature-Controlled Warehouse Industry" and (ii) "The Overview of the Global Temperature-Controlled Warehouse Industry", in each case, included in this Amendment No. 1 to the Registration Statement on Form S-11 to be filed by Americold Realty Trust and related prospectus, and any further amendments thereto.

Dated February 12, 2009

Global Cold Chain Alliance

By:	/s/ COREY ROSENBUSCH Name: Corey Rosenbusch Title: Vice President

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  Exhibit 23.5
CONSENT OF GLOBAL COLD CHAIN ALLIANCE